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                                                                   EXHIBIT 10.81

                                                                 August 18, 2000

drkoop.com, Inc.
7000 North Mopac
Austin, TX  78731
Attn.:  Donald Hackett

Gentlemen:

     The purpose of this letter is to confirm the engagement of Commonwealth Associates, L.P., ("Commonwealth") by drkoop, Inc. (the "Company") to act as the Company's non-exclusive financial advisor to provide financial advisory services and other investment banking services to the Company in connection with the possible sale of the Company, whether such transaction (a "Sale Transaction") is in the form of a merger, sale of assets or equity securities, or joint venture or other similar business combination.

     Section 1. Services.  Commonwealth will perform such of the following
     -------------------
financial advisory and investment banking services as the Company may reasonably request:

     (a) Commonwealth will familiarize itself to the extent appropriate with the business, operations, properties, financial condition and prospects of any prospective acquiror, it being understood that Commonwealth shall, in the course of such familiarization, rely entirely upon publicly available information and such other information as may be supplied by the Company or such acquiror, without independent investigation;

     (b) Commonwealth will advise and assist the Company in developing a general strategy for accomplishing a Sale Transaction;

     (c) Commonwealth will advise and assist the Company in identifying potential acquirors and will on behalf of the Company, contact such potential acquirors as the Company may designate;

     (d) Commonwealth will advise and assist the Company in the course of its negotiation of a Sale Transaction with a potential acquiror and will participate directly in such negotiations. It is understood that you will be under no obligation to enter into a Sale Transaction and you will be within your rights declining any offer made in connection with a Sales Transaction; and

     (e) Commonwealth will render such other financial advisory and investment banking services as may from time to time be agreed upon by Commonwealth and the Company, it being
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understood that Commonwealth will not be requested or required to issue any fairness opinions in connection with any Sale Transaction.

In connection with our activities on the Company's behalf, the Company will furnish us and any potential acquiror(s) approved by the Company with all information (the "Information") which we may reasonably request and is reasonably acceptable to the Company and will provide us and any potential acquiror(s) approved by the Company reasonable access to the Company's officers, directors, accountants and counsel; provided however, that prior to the delivery of such information, a potential acquiror shall have signed and delivered a confidentiality agreement acceptable to the Company. The Company represents and warrants that to the best of its knowledge the information will be true, accurate and complete and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company further represents and warrants that any projections provided to us or contained in any materials prepared by the Company with respect to a Sale Transaction will have been prepared in good faith. The Company acknowledges and agrees that, in rendering our services hereunder, we will be using and relying on the Information (and information available from public sources and other sources which we deem to be reliable) without independent verification thereof and without independent appraisal of any of the Company's assets. We do not assume responsibility for the accuracy or the completeness of the Information or any other information regarding the Company or any prospective acquiror.

          Section 2. Fees.  The Company shall pay to Commonwealth for its
          ---------------
services hereunder a fee equal to the amount calculated using the Applicable Fee Percentage (as determined below) multiplied by the Total Consideration received by the Company and its shareholders, such fee to be earned, due and payable upon the consummation of a Sale Transaction and payable at the closing thereof unless otherwise provided herein.



                                        Fee Schedule
                                        ------------
    Total Consideration Paid to Company      Fee %      Maximum Fee Amount
    -----------------------------------      -----      ------------------

             Up to $100 million                0.5%          $ 500,000
      * $100 million  ** $150 million          0.75%        $ 1,125,000
                $150 million                     1%         $ 1,500,000+



     For purposes of this Agreement, "Total Consideration" shall mean the total value of all cash, securities, or other property paid at the closing of a Sale Transaction to the Company or its shareholders or to be paid in the future to them with respect to such Sale Transaction as provided below (other than payments of interest or dividends) in respect of (i) the assets of the Company,
(ii) the capital stock of the Company (and any securities convertible into options, warrants or other rights to acquire such capital stock) and (iii) the assumption, directly or indirectly (by

*  Greater than sign
** Less than or equals to sign

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operation of law or otherwise), of any indebtedness of the Company for borrowed money, less all cash and cash equivalents held by the Company at closing. In the event a Sale Transaction is consummated in one or more steps, including without limitation, any additional consideration paid or to be paid in any subsequent step in the Sale Transaction including payments pursuant to promissory notes delivered to the Company in connection with a Sale Transaction in respect of (x) the assets of the Company, (y) the capital stock of the Company (and any securities convertible into or options, warrants or other rights to acquire, such capital stock) and (z) the assumption, directly or indirectly (by operation of law or otherwise), of any long-term liabilities of the Company or repayment of indebtedness, including, without limitation indebtedness secured by assets of the Company, shall be included in the definition of "Total Consideration".

If all or a portion of the Total Consideration paid in the Sale Transaction is other than cash or negotiable securities then the value of such non-cash consideration shall be the fair market value thereof on the date the Sale Transaction is consummated as mutually agreed upon in good faith by the Company and us. If such non-cash consideration consists of common stock, convertible preferred stock or other convertible security, options, warrants or other rights for which a public trading market for such security or underlying security existed prior to consummation of the Sale Transaction, then the value of such securities shall be determined by the closing or last sales price of such security or underlying security on the date of the consummation of the Sale Transaction. If no public market exists for the common stock, options, warrants or rights issued in the Sale Transaction, then the value of such securities shall be as mutually agreed upon in good faith by the Company's Board of Directors and us. If such non-cash consideration consists of preferred stock or debt securities (regardless of whether a public trading market existed for such preferred stock or debt securities prior to the consummation of the Sale Transaction or exists thereafter), the value thereof shall be the fair market value of such non-cash consideration. Any amounts payable to the Company, or any affiliate of the Company or any shareholder of the Company in connection with a non-competition agreement or any employment, consulting, licensing, supply or other agreement, to the extent that such amounts payable are greater than what would customarily be paid on an arms-length basis to an employee, consultant, licensee or supplier who had not been acquired, shall be deemed to be part of the consideration paid in the Sale Transaction. If all or a portion of the Total Consideration payable in connection with a Sale Transaction includes future payments, then the Company shall pay us any additional cash fee, determined in accordance with this section 2, when, and if such payments are paid.

     Section 3.  Expenses.  In addition to the compensation described in Section
     --------------------
2 above, the Company agrees to promptly reimburse us, upon request from time to time, not more than monthly, for all out-of-pocket expenses incurred (including, without limitation, all travel and lodging expenses, and reasonable fees and disbursements of any counsel, consultants and advisors retained by us with the Company's consent) in connection with our services pursuant to this agreement; provided however, that unless otherwise consented to in writing by the Company
----------------
in advance such expenses shall not exceed $10,000 in the aggregate or $1,000 on a singular basis.

     Section 4. Indemnity. Because we will be acting on the Company's behalf, it
     --------------------
is our practice to receive indemnification. A copy of our standard indemnification provisions (the

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"Indemnification Provisions") is attached to this agreement and is incorporated herein and made a part hereof.

     Section 5. Termination of Engagement. Commonwealth's engagement hereunder
     ------------------------------------
may be terminated by either the Company or Commonwealth at any time, with or without cause, upon written advice to that effect to the other party; provided,
                                                                      --------
however, that notwithstanding any such termination, Commonwealth will be
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entitled to 100% of its full fee under Section 2 hereof in the event that at any time prior to the expiration of 9 months after such termination, a Sale Transaction is consummated with any party introduced to the Company by Commonwealth, or who the Company requested that we provide any services hereunder in connection therewith during the term of Commonwealth's engagement hereunder ("Commonwealth Prospects"). Not more than 10 business days after termination, Commonwealth shall provide in writing its proposed list of Commonwealth Prospects which shall be binding unless the Company provides a written objection within 10 days of receipt whereupon any dispute shall be resolved in accordance with Section 7 herein. The provisions of this Section 5 and Sections 2, 3 and 4 hereof shall survive such termination. Upon termination, Commonwealth agrees to use its reasonable best efforts to return all Information to the Company.

     Section 6. Successors and Assigns. The benefits of this agreement shall
     ---------------------------------
inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this agreement by the parties hereto shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

     Section 7.  Miscellaneous.
     -------------------------

     (a) The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. Commonwealth and the Company will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by Commonwealth and the Company within 15 days after written notice from either party demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through negotiation or mediation within six months of the date of the initial demand for it by one of the parties may then be submitted to binding arbitration under the rules of the American Arbitration Organization of New York for resolution. The use of mediation will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if
(a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

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     (b) The Company expressly acknowledges that all opinions and advice
(written or oral) given by Commonwealth to the Company in connection with Commonwealth's engagement are intended solely for the benefit and use of the Company.

     (c) The Company is a sophisticated business enterprise that has retained Commonwealth for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by the Agreement, and each party agrees that there is no fiduciary relationship between them.

This Agreement constitutes the entire agreement of the parties with respect to the matters herein referred and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof including that certain engagement letter dated June 5, 2000, and that certain Placement Agency Agreement dated June 23, 2000, between the Company and Commonwealth. Neither this Agreement nor any term hereof may be changed, waived or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought.

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Please confirm that the foregoing is in accordance with your understandings and agreements with Commonwealth Associates, L.P. by signing and returning to Commonwealth the two copies of this letter enclosed herewith.


                                        Very truly yours,



                                        COMMONWEALTH ASSOCIATES, L.P.



                                        By:  /s/ Joseph P. Wynne
                                           -------------------------------


ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:


drkoop.com, Inc.


By: /s/ Donald W. Hackett
   -------------------------------



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                           INDEMNIFICATION PROVISIONS


     drkoop.com, Inc. (the "Company") agrees to indemnify and hold harmless Commonwealth Associates, L.P. ("Commonwealth") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, reasonably incurred, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Commonwealth is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with Commonwealth's acting for the Company in connection with the Agreement, dated July 25, 2000, between the Company and Commonwealth to which these indemnification provisions are attached and form a part (the "Agreement"), except to the extent primarily caused by the gross negligence or willful misconduct of Commonwealth. The Company also agrees that Commonwealth shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Commonwealth, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from Commonwealth's gross negligence or willful misconduct.

     The indemnification provisions shall be in addition to any liability which the Company may otherwise have to Commonwealth or the persons indemnified below in this sentence and shall extend to the following: Commonwealth, its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to Commonwealth in these indemnification provisions shall be understood to include any and all of the foregoing.

     If any action, suit, proceeding or investigation is commenced, as to which Commonwealth proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by
                            --------  -------
Commonwealth to notify the Company shall not relieve the Company from its obligations hereunder except to the extent that the Company is materially prejudiced thereby. If the Company so elects, or is requested by Commonwealth, the Company will assume the defense of such action, suit, proceeding or investigation, including the employment of counsel reasonably acceptable to Commonwealth, and the payment of the reasonable fees and disbursements of such counsel. In the event, however, that the Company fails to promptly assume the defense thereof with counsel reasonably acceptable to Commonwealth, or Commonwealth determines in its reasonable judgment that it has one or more material defenses different than or in addition to those of the Company, then Commonwealth shall have the right to retain one counsel (in addition to any local counsel) of its own choice to represent it, and the Company shall pay the reasonable fees, expenses and

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disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall not be liable for any settlement of any claim against Commonwealth without the Company's prior written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Commonwealth, which shall not be unreasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as a unconditional term thereof, the giving by the claimant to Commonwealth of an unconditional release from all liability in respect of such claim.

     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Commonwealth, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Commonwealth, on the other hand, and also the relative fault of the Company, on the one hand, and Commonwealth, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Commonwealth shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Commonwealth pursuant to this Agreement.

     Neither termination nor completion of the engagement of Commonwealth referred to above shall affect these indemnification provisions which shall then remain operative and in full force and effect.


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